As filed with the Securities and Exchange Commission on September 16, 2022

Registration No. 333-219856

Registration No. 333-227077

Registration No. 333-236259

Registration No. 333-255253

Registration No. 333-260912

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-8 Registration Statement No. 333-219856

Form S-8 Registration Statement No. 333-227077

Form S-8 Registration Statement No. 333-236259

Form S-8 Registration Statement No. 333-255253

Form S-8 Registration Statement No. 333-260912

under

the Securities Act of 1933

TYME TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-3864597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Pluckemin Way, Suite 103, Bedminster, NJ 07921

(Address of principal executive offices, including zip code)

Nancy A. Simonian, M.D.

President

TYME TECHNOLOGIES, INC.

1 Pluckemin Way, Suite 103, Bedminster, NJ 07921

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Cynthia T. Mazareas, Esq.

Joseph B. Conahan, Esq.

Eric P. Hanson, Esq.

Stephanie L. Leopold, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

(617) 526-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by Tyme Technologies, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement on Form S-8 (File No. 333-219856), filed with the SEC on August 10, 2017, registering 10,000,000 shares of Common Stock issuable under the Registrant’s 2015 Equity Incentive Plan (the “2015 Plan”) and 750,000 shares of Common Stock issuable under the 2016 Stock Option Plan for Non-Employee Directors (the “2016 Plan”).

2.

Registration Statement on Form S-8 (File No. 333-227077), filed with the SEC on August 28, 2018, registering 2,656,552 shares of Common Stock issuable under the 2015 Plan and 2,000,000 shares of Common Stock issuable under the 2016 Plan.

3.	Registration Statement on Form S-8 (File No. 333-236259), filed with the SEC on February 5, 2020, registering 2,686,651 shares of Common Stock issuable under the 2015 Plan.

4.	Registration Statement on Form S-8 (File No. 333-255253), filed with the SEC on April 15, 2021, registering 6,181,877 shares of Common Stock issuable under the 2015 Plan.

5.	Registration Statement on Form S-8 (File No. 333-260912), filed with the SEC on November 9, 2021, registering 3,000,000 shares of Common Stock issuable under the 2016 Plan.

On September 16, 2022, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 3, 2022, among the Registrant, Syros Pharmaceuticals, Inc. (“Syros”) and Tack Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Syros (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving entity and a wholly owned subsidiary of Syros. These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on September 16, 2022.

Tyme Technologies, Inc.

By:	/s/ Jason Haas
Name: Jason Haas
Title: Treasurer and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.